Exhibit 99.1

El Pollo Loco Holdings, Inc. Announces

Fourth Quarter 2020 Financial Results

COSTA MESA, CA – March 11, 2021 – El Pollo Loco Holdings, Inc. (Nasdaq: LOCO) today announced financial results for the 14-week period ended December 30, 2020

Highlights for the fourth quarter ended December 30, 2020 compared to the fourth quarter ended December 25, 2019 were as follows:

●	Total revenue was $110.3 million compared to $107.5 million.
●	System-wide comparable restaurant sales decreased 0.2%, including a 3.0% decrease for company-operated restaurants, and a 1.8% increase for franchised restaurants. System-wide comparable restaurant sales declined 2.1% in metropolitan Los Angeles, while increasing 3.3% in other markets.
●	Income from operations was $8.2 million compared to $5.3 million in the prior year period. Restaurant contribution was $15.3 million, or 15.8% of company-operated restaurant revenue, compared to $17.6 million, or 18.6% of company-operated restaurant revenue. Included in income from operations and restaurant contribution margin were approximately $2.9 million in COVID-19 related expenses.
●	Net income was $5.5 million, or $0.15 per diluted share, compared to net income of $3.5 million, or $0.10 per diluted share.
●	Pro forma net income(1) was $5.7 million, or $0.16 per diluted share, compared to $6.2 million, or $0.18 per diluted share.
●	Adjusted EBITDA(1) was $13.6 million, compared to $14.5 million.

(1)	Pro forma net income and adjusted EBITDA are not presented in accordance with accounting principles generally accepted in the United States of America ("GAAP") and are defined below under "Key Financial Definitions." A reconciliation of GAAP net income to pro forma net income and adjusted EBITDA is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Bernard Acoca, President and Chief Executive Officer of El Pollo Loco Holdings, Inc., stated, “We posted solid fourth quarter results despite continuing COVID-19-related challenges, especially in our core Los Angeles market. We are particularly pleased with the performance of our non-LA markets that posted comparable sales growth of 3.3%, giving us further confidence that the foundation of our business is strong and the localized challenges we have faced are transitory. Furthermore, we have begun to see a deceleration in COVID-19 cases in California beginning in mid-January, and expect sales trends to improve as businesses reopen and economic activity resumes.”

Acoca continued, “Despite an unusual 2020, we continued to make great progress toward strengthening our brand. During the year, our team was able to successfully complete the execution of our Transformation Agenda, during which we have established a people first culture, strengthened our brand fundamentals, simplified operations and laid the foundation for profitable and responsible growth. Completing this plan during a pandemic of this nature was truly a testament to the resilience and dedication of our restaurant teams and franchise partners, and I am proud to be able to work alongside every one of them.”

Acoca concluded, “As we enter 2021, our company is well positioned for the next phase of growth guided by our new three-year Acceleration Agenda. The strategies within our new agenda will focus on an asset light, franchise driven growth model, continuing to digitize our business to compete more effectively and expanding on what makes us so unique – our L.A. Mex brand identity. We are optimistic about the future of our business and are confident that our go-forward strategies, combined with all we have accomplished to date, will drive sales and profit growth when we return to a more normalized operating environment.”

Fourth Quarter 2020 Financial Results

As discussed previously, in March of 2020 the Company fully drew down its $150.0 million revolving credit facility, adding $34.5 million of cash to its balance sheet. During the fourth quarter, the Company paid down $21.0 million of debt, net of borrowings, and as of December 30, 2020 had $62.8 million of debt outstanding and $13.2 million in cash and equivalents. Subsequent to the end of the fourth quarter, the Company paid down an additional $7.0 million of debt.

Company-operated restaurant revenue in the fourth quarter of 2020 was $96.4 million, compared to $94.8 million in the fourth quarter of 2019. The Company's fourth quarter of 2020 included 14 weeks, compared to 13 weeks in the fourth quarter of 2019. Revenue attributed to the extra operating week was $4.6 million. In addition to the extra operating week, the increase in company-operated revenue was positively impacted by an increase of $0.9 million of non-comparable restaurant sales on restaurants that had not been open the fifteen months required to be included in comparable restaurant sales and $0.2 million in revenue recognized for the loyalty points program. The increase in company-operated restaurant sales was partially offset by a decrease in company-operated restaurant revenue of $2.7 million due to a 3.0% decrease in company-operated comparable restaurant sales, which the Company believes was primarily related to the impact of the COVID-19 pandemic, a decrease of $0.6 million from the closure of two restaurants and the sale of five company-operated restaurants to franchisees during the fourth quarter of the prior year, and a $0.8 million decrease due to temporary restaurant closures as a result of the COVID-19 pandemic.

Franchise revenue in the fourth quarter of 2020 increased 9.4% to $7.9 million, compared to $7.2 million in the fourth quarter of 2019. This increase was primarily due to a 1.8% increase in franchise comparable restaurant sales, the opening of one new franchise restaurant, revenue generated from five company-operated restaurants sold by the Company to franchisees during the fourth quarter of 2019, as well as $0.7 million for the additional week of franchise revenue recognized in a 14-week quarter. The increase in franchise revenue was partially offset by the closure of eight franchise locations during the same period.

Income from operations in the fourth quarter of 2020 was $8.2 million, compared to $5.3 million in the fourth quarter of 2019. Restaurant contribution was $15.3 million, or 15.8% of company-operated restaurant revenue, compared to $17.6 million, or 18.6% of company-operated restaurant revenue in the fourth quarter of 2019. The decrease in restaurant contribution was largely due to the impact of wage increases in California, sales deleverage, labor costs associated with the COVID-19 pandemic, lapping of a prior year credit card settlement received, commodity inflation and increased delivery fees. The decrease was partially offset by the impact of higher menu prices, labor efficiencies and the sale of lower-performing company-owned restaurants to franchisees during 2019. Restaurant contribution is a non-GAAP measure defined below under "Key Financial Definitions." A reconciliation of GAAP income from operations to restaurant contribution is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

General and administrative expenses in the fourth quarter of 2020 were $8.9 million, compared to $10.2 million in the fourth quarter of 2019. The decrease was due primarily to a $0.8 million decrease in legal expenses, a $0.6 million decrease in labor related costs, primarily related to a decrease in management bonus expense, and a $0.2 million decrease in restaurant pre-opening costs. This decrease was partially offset by a $0.2 million increase in stock compensation expenses and a $0.1 million increase in other general and administrative expenses.

Net income for the fourth quarter of 2020 was $5.5 million, or $0.15 per diluted share, compared to net income of $3.5 million, or $0.10 per diluted share, in the fourth quarter of 2019. Pro forma net income was $5.7 million, or $0.16 per diluted share, during the fourth quarter of 2020, compared to $6.2 million, or $0.18 per diluted share, during the fourth quarter of 2019. A reconciliation between GAAP net income and pro forma net income is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

First Quarter 2021 Update

The COVID-19 pandemic has continued to have a significant impact on our business in the first quarter of 2021. All company-owned and the vast majority of franchise restaurants located in California, which make up 80% of our restaurants, continue to operate with closed dining rooms. System-wide comparable restaurant sales in January and February decreased 3.6% and 1.6%, respectively. As of February 24, 2021, year-to date comparable restaurant sales decreased 2.6% consisting of a 6.8% decline in company-owned restaurants and a 0.5% increase in franchise restaurants. System-wide comparable restaurant sales decreased 5.6% in Los Angeles and surrounding areas and increased 2.7% in other markets. In addition, through February 24, 2021, the company incurred $2.3 million of COVID-19 related expenses, which were primarily due to leaves of absence and overtime pay. These costs have been declining during the first quarter as the number of COVID-19 cases continues to decrease in California.

2021 Outlook

Due to the uncertainty surrounding the COVID-19 pandemic, the company is not yet providing a financial outlook for the year ending December 29, 2021. However, the company is providing the following expectations for 2021:

●	The opening of three to five new company-owned restaurants and four to six new franchised restaurants.
●	Pro forma income tax rate of 26.5%.

Key Financial Definitions

Comparable restaurant sales reflect the change in year-over-year sales for the comparable company, franchised and total system restaurant base. The comparable restaurant base is defined to include those restaurants open for 15 months or longer and excludes restaurants that were closed during the applicable period. At December 30, 2020, there were 190 restaurants in our comparable company-operated restaurant base and 465 restaurants in our comparable system restaurant base.

Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with GAAP. Restaurant contribution is defined as company-operated restaurant revenue less company restaurant expenses, which are food and paper costs, labor and related expenses, and occupancy and other operating expenses. Restaurant contribution excludes certain costs, such as general and administrative expenses, depreciation and amortization, asset impairment and closed-store reserves, loss on sale of restaurants, recovery of securities lawsuits related legal expenses and other costs that are considered normal operating costs. Accordingly, restaurant contribution is not indicative of overall Company results and does not accrue directly to the benefit of shareholders because of the exclusion of certain corporate-level expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of net company-operated restaurant revenue. See also “Non-GAAP Financial Measures.”

EBITDA and adjusted EBITDA are neither required by, nor presented in accordance with, GAAP. EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization, and adjusted EBITDA represents EBITDA before items that we do not consider representative of our ongoing operating performance, as identified in the GAAP reconciliation in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Pro forma net income is neither required by, nor presented in accordance with, GAAP. Pro forma net income represents net income adjusted for (i) costs (or gains) related to loss (or gains) on disposal of assets or assets held for sale and asset impairment and closed store costs, (ii) amortization expense and other estimate adjustments (whether expense or income) incurred on the Tax Receivable Agreement (“TRA”) completed at the time of our IPO, (iii) legal costs associated with securities class action litigation, (iv) extraordinary legal settlement costs, (v) insurance proceeds received related to securities class action legal expenses, (vi) costs associated with the transition of our CEO and (vii) provision for income taxes at a normalized tax rate of 26.5% for the fourteen and fifty-three weeks ended December 30, 2020 and thirteen and fifty-two weeks ended December 25, 2019, which reflects our estimated long-term effective tax rate, including both federal and state income taxes (excluding the impact of the income tax receivable agreement and valuation allowance) and applied after giving effect to the foregoing adjustments. See the GAAP reconciliation in the accompanying financial data and “Non-GAAP Financial Measures.”

Conference Call

The Company will host a conference call to discuss financial results for the fourth quarter of 2020 today at 4:30 PM Eastern Time. Bernard Acoca, President and Chief Executive Officer and Larry Roberts, Chief Financial Officer will host the call.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780.  A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 13715273. The replay will be available until Thursday, March 25, 2021. The conference call will also be webcast live from the Company’s corporate website at investor.elpolloloco.com under the “Events & Presentations” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

About El Pollo Loco

El Pollo Loco (Nasdaq:LOCO) is the nation’s leading fire-grilled chicken restaurant chain renowned for its masterfully citrus-marinated, fire-grilled chicken and handcrafted entrees using fresh ingredients inspired by Mexican recipes. With more than 475 company-owned and franchised restaurants in Arizona, California, Nevada, Texas, Utah, and Louisiana. El Pollo Loco is expanding its presence in key markets through a combination of company and existing and new franchisee development. Visit us on our website at ElPolloLoco.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business, including in connection with the expected impact of the COVID-19 pandemic. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our ability to improve growth and profitability as businesses reopen and economic activity resumes from the impacts of COVID-19, as well as our ongoing business intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, sales levels, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties that could cause outcomes to differ materially from our expectations. These factors include, but are not limited to: the impact of the COVID-19 pandemic on our company, our employees, our customers, our partners, our industry and the economy as a whole; our franchisees ability to maintain operations in their individual restaurants; our ability to open new restaurants in existing and new markets and to expand our franchise system, including difficulty in finding sites and in negotiating acceptable leases; our ability to compete successfully and the intense competition in the restaurant industry; the adverse impact of economic conditions on our (i) operating results and financial condition, (ii) ability to comply with the terms and covenants of our debt agreements, and (iii) ability to pay or refinance our existing debt or to obtain additional financing; vulnerability to changes in consumer preferences and economic conditions; political and social factors, including regarding trade, immigration and customer preferences; vulnerability to conditions in the greater Los Angeles area; vulnerability to natural disasters given the geographic concentration and real estate intensive nature of our business; increases in chicken and other input costs; our ability to recognize and respond to and effectively manage the impact of social media and our ability to expand our digital business, deliver orders and catering; delayed or canceled future restaurant openings; restaurant closures, due to financial performance or otherwise; and other risks set forth in our filings with the Securities and Exchange Commission from time to time, including under Item 1A, Risk Factors in our annual report on Form 10-K for the year ended December 25, 2019, and under Item 1A, Risk Factors in our quarterly report on Form 10-Q for the quarters ended March 25, 2020, June 24,

2020 and September 23, 2020 which such filings are available online at www.sec.gov, at www.elpolloloco.com or upon request from El Pollo Loco.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the ways that we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures which include supplemental measures of operating performance of our restaurants. Our calculations of supplemental measures and other non-GAAP financial measures indicated above may not be comparable to those reported by other companies. These measures have limitations as analytical tools, and are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons and to evaluate our restaurants’ financial performance against our competitors’ performance. We believe that they provide useful information about operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. These non-GAAP financial measures may also assist investors in evaluating our business and performance relative to industry peers and provide greater transparency with respect to the Company’s financial condition and results of operation.

Investor Contact:

Fitzhugh Taylor, ICR

fitzhugh.taylor@icrinc.com

714-599-5200

Media Contact:

Hanna Gray, Edible

hannah.gray@edible-inc.com

323-202-1477

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data)

	Fourteen Weeks Ended				Fifty-Three Weeks Ended
	December 30, 2020		December 25, 2019		December 30, 2020		December 25, 2019
	$	%	$	%	$	%	$	%
Revenue:
Company-operated restaurant revenue	$96,447	87.4	$94,771	88.1	$374,064	87.8	$391,112	88.4
Franchise revenue	7,856	7.1	7,184	6.7	29,418	6.9	28,819	6.5
Franchise advertising fee revenue	6,038	5.5	5,591	5.2	22,605	5.3	22,399	5.1
Total revenue	110,341	100.0	107,546	100.0	426,087	100.0	442,330	100.0
Costs of operations:
Food and paper cost (1)	25,417	26.4	26,714	28.2	98,774	26.4	109,264	27.9
Labor and related expenses (1)	31,247	32.4	28,563	30.1	114,455	30.6	116,703	29.8
Occupancy and other operating expenses (1)	24,555	25.5	21,902	23.1	92,422	24.7	92,005	23.5
Gain on recovery of insurance proceeds, lost profits (1)	—	—	—	—	(2,000)	(0.5)	—	—
Company restaurant expenses (1)	81,219	84.3	77,179	81.4	303,651	81.2	317,972	81.3
General and administrative expenses	8,885	8.1	10,154	9.4	35,918	8.4	40,389	9.1
Legal settlements	—	—	—	—	2,566	0.6	—	—
Franchise expenses	7,651	6.9	6,920	6.4	28,761	6.8	27,612	6.2
Depreciation and amortization	4,249	3.9	4,297	4.0	16,878	4.0	17,855	4.0
Loss on disposal of assets	33	0.0	53	0.0	189	0.0	266	0.1
Recovery of securities lawsuits related legal expenses and other insurance claims	—	—	—	—	(123)	(0.0)	(10,000)	(2.3)
Impairment and closed-store reserves	76	0.1	3,611	3.4	4,691	1.1	4,852	1.1
Loss on disposition of restaurants	—	—	(4)	(0.0)	—	—	5,058	1.1
Total expenses	102,113	92.5	102,210	95.0	392,531	92.1	404,004	91.3

Income from operations	8,228	7.5	5,336	5.0	33,556	7.9	38,326	8.7
Interest expense, net of interest income	709	0.6	933	0.9	3,292	0.8	3,687	0.8
Income tax receivable agreement (income) expense	113	0.1	177	0.2	139	0.0	57	0.0
Income before provision for income taxes	7,406	6.7	4,226	3.9	30,125	7.1	34,582	7.8
Provision for income taxes	1,951	1.8	728	0.7	5,651	1.3	9,682	2.2
Net income	$5,455	4.9	$3,498	3.3	$24,474	5.7	$24,900	5.6
Net income per share:
Basic	$0.15		$0.10		$0.70		$0.68
Diluted	$0.15		$0.10		$0.68		$0.67
Weighted average shares used in computing net income per share:
Basic	35,762,655		34,503,722		35,193,325		36,739,209
Diluted	36,290,666		35,242,122		35,796,406		37,441,503

(1)	Percentages for line items relating to cost of operations and company restaurant expenses are calculated with company-operated restaurant revenue as the denominator. All other percentages use total revenue.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED SELECTED BALANCE SHEETS AND SELECTED OPERATING DATA

(dollar amounts in thousands)

	As of
	December 30, 2020	December 25, 2019
Selected Balance Sheet Data:
Cash and cash equivalents	$13,219	$8,070
Total assets	605,221	624,752
Total debt	62,800	97,000
Total liabilities	327,643	379,186
Total stockholders’ equity	277,578	245,566

	Fifty-Three Weeks Ended
	December 30, 2020	December 25, 2019
Selected Operating Data:
Company-operated restaurants at end of period	196	195
Franchised restaurants at end of period	283	287
Company-operated:
Comparable restaurant sales (decline) growth	(3.0)%	1.9%
Restaurants in the comparable base	190	195

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(dollar amounts in thousands)

	Fourteen Weeks Ended		Fifty-Three Weeks Ended
	December 30, 2020	December 25, 2019	December 30, 2020	December 25, 2019
Adjusted EBITDA:
Net income, as reported	$5,455	$3,498	$24,474	$24,900
Provision for income taxes	1,951	728	5,651	9,682
Interest expense, net	709	933	3,292	3,687
Depreciation and amortization	4,249	4,297	16,878	17,855
EBITDA	$12,364	$9,456	$50,295	$56,124
Stock-based compensation expense (a)	923	677	3,093	2,474
Loss on disposal of assets (b)	33	53	189	266
Recovery of securities lawsuits related legal expense and other insurance claims (c)	—	—	(123)	(10,000)
Impairment and closed-store reserves (d)	76	3,611	4,691	4,852
Loss on disposition of restaurants (e)	—	(4)	—	5,058
Income tax receivable agreement expense (f)	113	177	139	57
Securities class action legal expense (g)	77	372	604	3,181
Legal settlements (h)	—	—	2,566	—
Pre-opening costs (i)	31	173	141	366
Executive transition costs (j)	—	—	—	151
Adjusted EBITDA	$13,617	$14,515	$61,595	$62,529

(a)	Includes non-cash, stock-based compensation.
(b)	Loss on disposal of assets includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.
(c)	In fiscal 2020, we received insurance proceeds of $0.1 million related to a property claim. In fiscal 2019, we received insurance proceeds of $10.0 million related to the settlement of the securities class action lawsuit.
(d)	Includes costs related to impairment of long-lived assets and closing restaurants. During fiscal 2020, we recorded non-cash impairment charges of $3.5 million for the year ended December 30, 2020, primarily related to the carrying value of the ROU assets of one restaurant in Texas and the long-lived assets of four restaurants in California. Given the difficulty in projecting results for newer restaurants in newer markets, as well as the impact of the COVID-19 pandemic, we are monitoring the recoverability of the carrying value of the assets of several restaurants on an ongoing basis. For these restaurants, if expected performance is not realized, an impairment charge may be recognized in future periods, and such charge could be material.

During the quarter and year ended December 25, 2019, we recorded impairment charges of $3.2 million and $3.6 million, respectively, primarily related to the carrying value of the ROU assets of four restaurants sold to franchisees and one restaurant closed during fiscal 2019, and the long-lived assets of one restaurant in California. Additionally, during fiscal 2019, we closed two restaurants in California and two restaurants in Texas and recognized $0.3 million and $1.3 million of closed-store reserve expense for the quarter and year ended 2019, primarily related to the amortization, property taxes and CAM payments for the closed locations.

(e)	During fiscal 2019, we completed the sale of four company-operated restaurants within the San Francisco area to an existing franchisee and seven company-operated restaurants in the Phoenix area to another existing franchisee. These sales resulted in cash proceeds of $4.8 million and a net loss on sale of restaurants of $0.9 million and $5.1 million for the thirteen and thirty-nine weeks ended September 25, 2019, respectively. These restaurants are now included in our franchised restaurant totals.
(f)	On July 30, 2014, we entered into the TRA. This agreement calls for us to pay to our pre-IPO stockholders 85% of the savings in cash that we realize in our taxes as a result of utilizing our net operating losses and other tax attributes attributable to preceding periods. For the quarters and years ended December 30, 2020 and December 25, 2019, income tax receivable agreement expense consisted of the amortization of interest expense and changes in estimates for actual tax returns filed, related to our total expected TRA payments.
(g)	Consists of costs related to the defense of securities lawsuits.
(h)	Includes an expense related to resolution of the longstanding lawsuit involving a contract dispute with one of the Company’s franchisees concerning asserted territory rights, as well as amounts incurred related to the payment of the final settlement amounts for consolidated wage and hour class action lawsuits resolved in prior quarters.
(i)	Pre-opening costs are a component of general and administrative expenses, and consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including management labor costs, staff labor costs during training, food and supplies used during training, marketing costs, and other related pre-opening costs. These are generally incurred over the three to five months prior to opening. Pre-opening costs also include occupancy costs incurred between the date of possession and the opening date for a restaurant.
(j)	Includes costs associated with the transition of our CEO, such as CEO sign-on bonus.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO PRO FORMA NET INCOME

(dollar amounts in thousands, except share data)

Fourteen Weeks Ended	Fifty-Three Weeks Ended

	December 30, 2020	December 25, 2019	December 30, 2020	December 25, 2019
Pro forma net income:
Net income, as reported	$5,455	$3,498	$24,474	$24,900
Provision for taxes, as reported	1,951	728	5,651	9,682
Income tax receivable agreement expense	113	177	139	57
Loss on disposal of assets	33	53	189	266
Recovery of securities lawsuits related legal expense and other insurance claims	—	—	(123)	(10,000)
Loss on disposition of restaurants	—	(4)	—	5,058
Impairment and closed-store reserves	76	3,611	4,691	4,852
Securities lawsuits related legal expenses	77	372	604	3,181
Legal settlements	—	—	2,566	—
Executive transition costs	—	—	—	151
Provision for income taxes	(2,042)	(2,235)	(10,121)	(10,109)
Pro forma net income	$5,663	$6,200	$28,070	$28,038
Pro forma weighted-average share and per share data:
Pro forma net income per share
Basic	$0.16	$0.18	$0.80	$0.76
Diluted	$0.16	$0.18	$0.78	$0.75
Weighted-average shares used in computing pro forma net income per share
Basic	35,762,655	34,503,722	35,193,325	36,739,209
Diluted	36,290,666	35,242,122	35,796,406	37,441,503

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF INCOME FROM OPERATIONS TO RESTAURANT CONTRIBUTION

(dollar amounts in thousands)

	Fourteen Weeks Ended		Fifty-Three Weeks Ended
	December 30, 2020	December 25, 2019	December 30, 2020	December 25, 2019
Restaurant contribution:
Income from operations	$8,228	$5,336	$33,556	$38,326
Add (less):
General and administrative expenses	8,885	10,154	35,918	40,389
Legal settlements	—	—	2,566	—
Franchise expenses	7,651	6,920	28,761	27,612
Depreciation and amortization	4,249	4,297	16,878	17,855
Loss on disposal of assets	33	53	189	266
Franchise revenue	(7,856)	(7,184)	(29,418)	(28,819)
Franchise advertising fee revenue	(6,038)	(5,591)	(22,605)	(22,399)
Recovery of securities lawsuits related legal expenses and other insurance claims	—	—	(123)	(10,000)
Impairment and closed-store reserves	76	3,611	4,691	4,852
Loss on sale of restaurants	—	(4)	—	5,058
Restaurant contribution	$15,228	$17,592	$70,413	$73,140

Company-operated restaurant revenue:
Total revenue	$110,341	$107,546	$426,087	$442,330
Less:
Franchise revenue	(7,856)	(7,184)	(29,418)	(28,819)
Franchise advertising fee revenue	(6,038)	(5,591)	(22,605)	(22,399)
Company-operated restaurant revenue	$96,447	$94,771	$374,064	$391,112

Restaurant contribution margin (%)	15.8%	18.6%	18.8%	18.7%